EXHIBIT 99.1

Hillenbrand, Inc. Announces the End of the FCA Litigation

•                  No finding or admission of liability or wrongdoing

•                  Certain restrictive covenants and agreements with Hill-Rom automatically terminated

BATESVILLE, Indiana, October 1, 2012 — /PRNewswire/— Hillenbrand, Inc. (NYSE:HI) is pleased to announce that the remaining parties of the FCA action previously described in Hillenbrand’s public filings have expeditiously ended the lawsuit without any finding or admission of liability or wrongdoing by Hillenbrand or its Batesville subsidiaries.  This comes on the heels of an opinion of the Fifth Circuit Court of Appeals upholding the district court’s denial of plaintiffs’ request for class certification.  Batesville will continue its long standing policy of selling its caskets through licensed funeral homes operated by licensed funeral directors.

Conclusion of the FCA action also terminates certain restrictive covenants and other agreements entered into between Hillenbrand and its former parent, Hill-Rom Holdings, Inc. at the time of the 2008 spin-off from Hill-Rom.  These restrictions and other agreements limited Hillenbrand’s and Hill-Rom’s ability to increase dividends and engage in certain acquisition activities. HI-INC-F

ABOUT HILLENBRAND

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies.

ABOUT BATESVILLE

Batesville (www.batesville.com), a wholly owned subsidiary of Hillenbrand, Inc. is a leader in the North American death care industry through the sale of funeral service products, including burial caskets, cremation caskets, containers and urns, burial vaults, selection room display fixturing, technology solutions and other personalization and memorialization products. For more than 125 years, Batesville has been dedicated to helping families honor the lives of those they love®. Our history of manufacturing excellence, product innovation, superior customer service and reliable delivery has helped us become — and remain — a market leader.

For additional information contact:

Investor Relations for Hillenbrand

Contact: Chris Gordon, Director,

Investor Relations

Phone: 812-931-5001

Email: chris.gordon@hillenbrand.com